UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 10, 2018

Vivos Inc.
(Exact name of registrant as specified in its charter)

Delaware	00-53497	80-0138937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

719 Jadwin Avenue Richland, WA 99352
(Address of principal executive offices)
(509) 736-4000
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01 Entry into a Material Definitive Agreement

See Items 3.02 below.

Item 3.02 Unregistered Sales of Equity Securities

On October 10, 2018, Vivos, Inc. (the “Company”) consummated a private placement transaction (the “Private Placement”), pursuant to which the Company offered, issue and sold an aggregate of 315,600,000 shares of Company common stock, par value $0.001 per share (“Common Stock”), and shares of newly established Series B Convertible Preferred Stock (“Series B Preferred”) on an as converted into Common Stock basis (together, the Shares”), to certain accredited investors, and which resulted in gross proceeds to the Company of $1,578,000. Shares of Series B Preferred were issued to certain investors instead of Common Stock due to beneficial ownership limitations preventing such investors from owning in excess of 4.99% of the total voting securities of the Company. Under the terms of the Private Placement, participants were issued warrants equal to 50% of the Shares purchased in the Private Placement (the “Warrants”). The Warrants have a two-year term and are exercisable for shares of the Company’s Common Stock at a price of $0.01 per share.

As consideration for the sale and issuance of the Shares in the Private Placement, (i) the Company entered into Securities Purchase Agreements (the “Purchase Agreements”) with certain accredited investors, pursuant to which the Company received gross proceeds of $725,000; and (ii) certain holders of debt instruments issued by the Company exchanged such debt for Shares in the aggregate amount of $853,000, which debt instruments include, among others, (a) certain bridge loans in the aggregate principal amount of $175,000 and buying power of $210,000, and (b) debt with an outstanding balance of $442,651 held by the Company’s Chairman of the Board.

In connection with the consummation of the Private Placement, the outstanding balance of $2,253,538 due pursuant to certain outstanding convertible secured debentures and convertible notes, all of which had variable rate conversion features, automatically converted into an aggregate of 563,399,500 Shares (the “Debt Conversion”) pursuant to Path Forward and Standstill Agreements previously entered into by and between the Company and the holders of such debentures and notes (the “Path Forward Agreements”). In addition, as agreed upon in the Path Forward Agreements, the Company repurchased $333,333 of outstanding debt due under certain secured convertible debentures in consideration for the cash payment by the Company to the holder of such debentures of $200,000 (the “Redemption”). The Redemption was consummated on October 10, 2018 using a portion of the proceeds from the Private Placement. The shares issued pursuant to the Path Forward Agreements are subject to a restriction on any sales of such shares below $0.02 per share through December 31, 2018 and are subject to certain volume limitations on any sales below $0.01 per share until June 30, 2019.

The Shares offered, issued and sold pursuant to the Private Placement and the Debt Conversion were issued without registration and are subject to restrictions under the Securities Act of 1933, as amended, and the securities laws of certain states, in reliance on the private offering exemptions contained in Section 4(a)(2) of the Securities Act of 1933, as amended, and on Regulation D promulgated thereunder, and in reliance on similar exemptions under applicable state laws as a transaction not involving a public offering.

The foregoing descriptions of the Purchase Agreements and Warrants do not purport to be complete, and are qualified in their entirety by reference to the same, forms of which are attached to this Current Report on Form 8-K as Exhibits 10.1 and 4.1, respectively, and are incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Creation of Series B Convertible Preferred Stock

On October 10, 2018, the Company filed the Certificate of Designations, Preferences, and Rights of Series B Convertible Preferred Stock (“Series B COD”) with the Secretary of State for the State of Delaware – Division of Corporations, designating 5.0 million shares of the Company’s preferred stock, par value $0.001 per share, as Series B Preferred, each share with a stated value of $1.00 per share (the “Stated Value”). Shares of Series B Preferred rank senior to the Company’s Common Stock and to all other classes and series of equity securities of the Company that by their terms rank junior to the Series B Preferred. Subject to the Beneficial Ownership Limitations, each holder of Series B Preferred shall be entitled to vote on all matters, together with the holders of Common Stock, and shall have the equivalent of two votes for every share of Common Stock issuable upon conversion such holder’s outstanding shares of Series B Preferred.

Each share of Series B Preferred has a liquidation preference equal $1.00 per share (the “Liquidation Preference Amount”). Each share of Series B Preferred is convertible into that number of shares of the Company’s Common Stock (“Conversion Shares”) equal to the Stated Value, divided by $0.001, which conversion rate is subject to adjustment in accordance with the terms of the Series B COD. Holders of Series B Preferred may elect to convert shares of Series B Preferred into Conversion Shares at any time.

The foregoing description of the Series B Preferred is qualified, in its entirety, by the full text of the Series B COD, a copy of which is attached to this Current Report on Form 8-K as Exhibit 3.1, and is incorporated by reference herein.

Item 8.01 Other Events

See Item 3.02 above.

Item 9.01 Financial Statements and Exhibits

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vivos Inc.

Date: October 16, 2018	By:	/s/ L. Bruce Jolliff
L. Bruce Jolliff Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Designation of the Series B Convertible Preferred
4.1	Form of Warrant
10.1	Form of Securities Purchase Agreement